                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         GROUND ROUND RESTAURANTS, INC.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                         GROUND ROUND RESTAURANTS, INC.

         SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 1997

     The Special Meeting in Lieu of the Annual Meeting of Shareholders of Ground Round Restaurants, Inc. (the "Company") will be held on Wednesday, April 16, 1997 at 10:00 a.m., Eastern Standard Time at the Ground Round Restaurant, located at Prudential Ct., 800 Boylston Street, Boston, Massachusetts or any adjournment or postponement thereof (the "Special Meeting") for the following purpose:

          1. To elect seven (7) directors.

     Only holders of record of Common Stock of the Company at the close of business on March 11, 1997 will be entitled to notice of and to vote at the Special Meeting. Please sign, date and mail the enclosed form of proxy so that your shares may be represented at the Special Meeting if you are unable to attend and vote in person.

                                           By Order of the Board of Directors

                                           Robin L. Moroz
                                           Secretary

Braintree, Massachusetts
March 18, 1997

                         GROUND ROUND RESTAURANTS, INC.

                                PROXY STATEMENT

         SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 1997

     This Proxy Statement and the enclosed form of proxy (the "Proxy Card") are being furnished in connection with the solicitation by and on behalf of the Board of Directors of Ground Round Restaurants, Inc. (the "Company") of proxies for use at the Special Meeting in Lieu of the Annual Meeting of Shareholders of the Company to be held, pursuant to the accompanying Notice of Special Meeting, on Wednesday, April 16, 1997, and at any adjournments or postponements thereof (the "Special Meeting").

     At the Special Meeting, holders of shares of Common Stock (the "Common Stock") of the Company (the "Shareholders") will be asked:

          1. To elect seven (7) directors.

     Shareholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Special Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal No. 1). A Shareholder who so desires may revoke his/her proxy at any time before it is voted at the Special Meeting by delivering written notice to the Company (Attention: Secretary), by duly executing a proxy bearing a later date or by casting a ballot at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     The Company's principal executive offices are located at 35 Braintree Hill Office Park, Braintree, Massachusetts 02184-9078. This Proxy Statement and the Proxy Card are first being sent to shareholders on or about March 24, 1997.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting will be held on April 16, 1997, at 10:00 a.m., Eastern Standard Time, at the Ground Round Restaurant located at Prudential Ct., 800 Boylston Street, Boston, Massachusetts.

RECORD DATE, SHARES OUTSTANDING AND ENTITLED TO VOTE

     The Board of Directors has fixed the close of business on March 11, 1997 as the record date (the "Record Date") for determining Shareholders entitled to notice of and to vote at the Special Meeting. Each such Shareholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Special Meeting and may vote in person or by proxy authorized in writing. As of the Record Date, there were approximately 11,173,319 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote.

REQUIRED VOTES

     A plurality of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the Special Meeting is required for the election of a nominee for director. Only shares of Common Stock that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Shares of Common Stock held by Shareholders present in person at the Special Meeting that are not voted for a nominee or shares by Shareholders represented at the Special Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted toward that nominee's achievement of a plurality.

VOTING AND REVOCATION OF PROXIES

     Shareholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR election of each nominee for director named herein.

     Any Proxy Card signed and returned by a Shareholder may be revoked at any time before it is voted at the Special Meeting by delivering written notice to the Company (Attention: Secretary), by duly executing a proxy bearing a later date or by casting a ballot at the Special Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the number of directors that shall constitute the Board of Directors shall be determined by the Board of Directors from time to time, but in no event shall the number of directors be less than three. The Company's Board of Directors has currently set the number of directors at seven.

     It is the intention of the persons named as proxies in the accompanying Proxy Card (unless authority to vote therefor is specifically withheld) to vote for the election of the persons named in the following table, all of whom are now directors of the Company, to serve for the ensuing year and until their successors are elected and qualified. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have authority to vote for such substitute nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to believe that any of said persons will be unwilling or unable to serve if elected. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" for information regarding the beneficial ownership of Common Stock of each of the nominees for director.

                                                                              DIRECTOR
          NAME                                                        AGE      SINCE
          ----------------------------------------------------------  ---     --------
          Daniel R. Scoggin.........................................  59        1991
          John A. Mistretta(1)......................................  50        1995
          Christian R. Guntner(1)...................................  43        1995
          Joseph Schollenberger.....................................  70        1995
          James R. Olson............................................  56        1995
          Fred H. Beaumont, Jr......................................  60        1996
          Allan D. Weingarten.......................................  59        1996

---------------

(1) Messrs. Mistretta and Guntner have been nominated to serve as directors by the Company under the terms of a Stockholder Agreement dated August 1, 1991, as amended, between the Company and JUSI Holdings, Inc. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

     MR. SCOGGIN has been the Chairman of the Board, President and Chief Executive Officer of the Company since July 21, 1995 and prior thereto was interim Chairman of the Board, President and Chief Executive Officer of the Company from April 1, 1995. He was the founder and former President and Chief Executive Officer of TGI Friday's, Inc., a multi-unit restaurant company, until November 1986, and prior to joining the Company, served as a consultant for several restaurant concepts and founded Bison Group, a developer of foodservice and entertainment concepts. Mr. Scoggin was a former director of Roasters Corp. and since May 1996 has been a director of Country Harvest Buffet Restaurants, Inc.

     MR. MISTRETTA has been Group Vice President of U.S. Industries, Inc., a company engaged in the manufacture and distribution of consumer, building and industrial products, since May 1995. He was Chairman and Chief Executive Officer of Marine Harvest International, Inc. from October 1992 through April 1995 and Chairman of the Recreation/Leisure Group of Hanson Industries from March 1989 to October 1992.

     MR. GUNTNER has been Senior Vice President of Corporate Development of U.S. Industries, Inc., a company engaged in the manufacture and distribution of consumer, building and industrial products, since May 1995. He was Executive Vice President and Chief Operating Officer of Publicker Industries, Inc. from July 1990 through March 1995 and Vice President of Vornado, Inc. from February 1990 to July 1990.

     MR. SCHOLLENBERGER has been Vice President of each of GSB Holdings, Inc. and GSB, Inc. and Executive Vice President and Chief Operating Officer of their parent company, Great South Beach Improvement Co., a corporation principally engaged in real estate development, since January 1994. From 1980 to 1994, he was associated with Able Fab Co. in various executive capacities.

     MR. OLSON was President of PDQ Car Wash, Inc. from March of 1996 to December of 1996 and since that time has been a private investor. He was President of the Transportation Sector from December 1992 to July 1995 and President of the Van Group from March 1987 to December 1992 of Schneider National, Inc.

     MR. BEAUMONT became a principal of Balukoff, Lindstrom & Co., P.A. in July 1995 and was the President, Director and sole stockholder of Fritz Beaumont, CPA firm, from September 1971 to July 1995.

     MR. WEINGARTEN was a Partner of Ernst & Young, LLP in New Jersey from 1972 through September of 1995 and since that time has been a business consultant and private investor.

     The Board of Directors recommends that the Shareholders vote FOR the election of each nominee for director named above.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors currently has formed the following committees:

          (a) Compensation Committee, consisting of James R. Olson, John A. Mistretta and Fred H. Beaumont, Jr. The function of the Compensation Committee is to review compensation paid to the Company's officers and employees and administer the Company's stock option and equity incentive plans.

          (b) New Store Development Committee, consisting of Christian R. Guntner, Daniel R. Scoggin and Joseph Schollenberger, whose function is to review, and approve where appropriate, commitments for new Company-operated restaurants and sales of divestiture locations.

          (c) Audit Committee, consisting of John A. Mistretta, James R. Olson and Allan D. Weingarten. The function of the Audit Committee is to provide assistance to the Company's directors in fulfilling their responsibility to the Company's shareholders, potential shareholders and the investment community relating to corporate accounting, audit procedures, reporting practices of the Company and the quality and integrity of the Company's financial reports, and to facilitate the maintenance of free and open means of communication between the Company's directors, independent auditors, internal auditors and financial management.

          (d) Nominating Committee, consisting of Daniel R. Scoggin, Christian
     R. Guntner and Allan D. Weingarten, whose function is to nominate candidates for election to the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider only candidates nominated in accordance with the procedures set forth in Article II,
     Section 9 of the Company's By-laws. Nominations of persons to serve on the Company's Board of Directors may be made at the Special Meeting by or at the direction of the Board of Directors or by any shareholder of record as of the date such shareholder gives a Nomination Notice (as hereinafter defined) to the Company who is entitled to vote in the election of directors and who complies with the notice procedures contained in Article II, Section 9 of the Company's By-laws. Nominations by a shareholder must be in writing (a "Nomination Notice") and delivered to or mailed and received by the Company's Secretary not less than 60 and not more than 90 days prior to the Special Meeting if at least 70 days' notice or prior public disclosure of the date of the Special Meeting is given or made to the Company's shareholders, or not later than the close of business on the tenth day following the day on which such notice or disclosure was given or made if less than 70 days' notice or disclosure was provided. Any Nomination Notice must provide the information concerning the nominee or nominees and the shareholder required by the By-laws. A shareholder may obtain a copy of the Company's By-laws by making a written request to the Company's Secretary, 35 Braintree Hill Office Park, Braintree, MA 02184-9078.

     During fiscal 1996, the Board of Directors of the Company met eight times, the Compensation Committee met five times, the New Store Development Committee met two times, the Audit Committee met five times and the Nominating Committee did not meet. Each of the directors attended at least 75 percent of the meetings of the Board of Directors held during the period that he served during fiscal 1996, except for Christian R. Guntner who had an attendance average of 63% and
J. Eric Hanson (former director) who did not attend the one meeting during which he was a director in fiscal 1996. Each of the directors attended at least 75 percent of the meetings of all committees on which he served that were held in fiscal 1996 during the period that he served, except for Christian R. Guntner and Joseph Schollenberger who had attendance averages of 50% and Fred H. Beaumont, Jr. who did not attend the Committee meetings due to extended travel.

COMPENSATION OF DIRECTORS

     Each of the directors of the Company, other than directors who are officers or employees of the Company or The Ground Round, Inc. ("Ground Round") or of U.S. Industries, Inc. ("USI") or its affiliates, receives an annual fee of $12,000 for serving as a director. In addition, under the Company's 1992 Equity Incentive Plan, each director of the Company, excepting any officer or employee of the Company or Ground Round and any director who is an officer or an employee of USI or its affiliates, receives an option to purchase 2,000 shares of Common Stock of the Company when he is first elected a director of the Company and an option to purchase 1,000 shares of Common Stock of the Company as of the date of each meeting of shareholders at which the director is re-elected. These options are immediately exercisable at a purchase price equal to the closing price of a share of the Company's Common Stock on the NASDAQ/NMS on the date the option is granted and have a five-year term. During fiscal year 1996, during the time that each was a director, Messrs. Olson and Schollenberger each received an option to purchase 1,000 shares of Common Stock at an exercise price of $3.50 per share upon the date of re-election as a director and, Messrs. Beaumont and Weingarten, each received an option to purchase 2,000 shares of Common Stock at an exercise price of $3.50 per share upon their election to the Board of Directors on January 23, 1996.

                               EXECUTIVE OFFICERS

     Certain information is set forth below concerning the executive officers of the Company who have been elected to hold office for such terms as may be prescribed by the Board, and unless sooner removed in accordance with the Bylaws of the Company, or until their successors are duly elected and qualified. The executive officers of the Company are as follows:

NAME                                 AGE                          POSITION
----                                 ---                          --------

Daniel R. Scoggin..................  59      Chairman of the Board, President and Chief
                                             Executive Officer
Stephen J. Kiel....................  44      Senior Vice President, Chief Financial Officer and
                                               Treasurer
Anthony E. Bezsylko................  48      Senior Vice President -- Operations
David L. Dobbs.....................  45      Senior Vice President -- Business Development
Warren C. Hutchins.................  52      Vice President -- Purchasing & Distribution
Robin L. Moroz.....................  40      Vice President -- General Counsel
A. Gerald Leneweaver...............  50      Vice President -- Human Resources

     Daniel R. Scoggin's business experience and current position with the Company are described above. See "ELECTION OF DIRECTORS".

     Stephen J. Kiel has served as Sr. Vice President, Chief Financial Officer and Treasurer of the Company and the Company's wholly-owned subsidiary The Ground Round, Inc. ("Ground Round") since September 1996. He was President of the Hudson Consulting Group, an Ohio based financial consulting group, from September 1993 to August of 1996. Prior to that, Mr. Kiel was a Partner with Lakewest, L.P. from June 1992 to September 1993. Prior thereto, he was President of Craft 'N Flower, L.P. from June 1990 to June 1992 and a partner with Deloitte & Touche from 1987 to 1990.

     Anthony E. Bezsylko has served as Sr. Vice President of Operations for the Company and Ground Round since February of 1996. Mr. Bezsylko was Director of Operations for the Company and Ground Round since May of 1995. Before joining Ground Round, Mr. Bezsylko was the Group General Manager for Knotsberry Farms Restaurants out of California from 1994 to 1995. Prior thereto, he was a Regional Manager for C.A. Muer from June 1991 to June 1994.

     David L. Dobbs has served as Sr. Vice President of Business Development of the Company and Ground Round since September 3, 1996. Prior thereto, he was a business consultant from April 1995 to September 1996 and from August 1976 through April 1995 held positions in accounting, operations, franchising and purchasing at Shoney's, Inc., a multi-concept restaurant company based in Nashville, TN.

     Warren C. Hutchins has served as Vice President, Purchasing and Distribution of the Company and Ground Round since September 1991 and August 1986, respectively. He was Secretary of Ground Round from March 1990 through February 1991.

     Robin L. Moroz has served as Vice President, General Counsel and Secretary of the Company since December 1994. Prior thereto, Ms. Moroz served as a corporate attorney to Ground Round from August 1989 and since October 1991 as Assistant General Counsel of the Company.

     A. Gerald Leneweaver has served as the Vice President of Human Resources of the Company and Ground Round since January 1996. From August 1991 to January 1996, Mr. Leneweaver was the Executive Vice President and Founder of Travis, Wolff Consulting, Inc., a Human Resource consulting practice located in Dallas, Texas.

     There is no family relationship among any of the Officers and Directors of the Company.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

                           SUMMARY COMPENSATION TABLE

     The following Table sets forth all compensation paid to, deferred or accrued for the benefit of the Company's Chief Executive Officer during fiscal year 1996 and of all other executive officers of the Company (the "named executive officers") who earned total annual salary and compensation for fiscal 1996 exceeding $100,000, as well as named executive officers who had a salary above $100,000 but received less than such due to employment at the Company for less than the full fiscal year of 1996. Except as disclosed below, no executive officer of the Company earned a total annual salary and bonus for fiscal year 1996 exceeding $100,000.

                                                                              LONG-TERM COMPENSATION
                                                                           -----------------------------
                                                  ANNUAL COMPENSATION                        SECURITIES
                                                 ---------------------      RESTRICTED       UNDERLYING       ALL OTHER
                                      FISCAL      SALARY        BONUS      STOCK AWARDS     OPTIONS/SARS     COMPENSATION
    NAME AND PRINCIPAL POSITION        YEAR        ($)           ($)           ($)              (#)              ($)
------------------------------------  ------     --------      -------     ------------     ------------     ------------
Daniel R. Scoggin...................   1996      $350,000      $     0       $      0                0         $      0
  Chairman of the Board, President     1995       152,083(1)         0              0          176,000(5)             0
  and Chief Executive Officer          1994             0            0              0            1,000(5)             0
Stephen J. Kiel.....................   1996        14,583(2)         0              0           50,000                0
  Senior Vice-President, Chief         1995             0            0              0                0                0
  Financial Officer and Treasurer      1994             0            0              0                0                0
Anthony Bezsylko....................   1996       109,167(2)         0              0           20,000            3,275(6)
  Senior Vice-President,               1995        38,335(3)         0              0                0              950(6)
  Operations                           1994             0            0              0                0                0
Gerry Leneweaver....................   1996        93,750(2)         0              0           20,000            2,830(6)
  Vice-President,                      1995             0            0              0                0                0
  Human Resources                      1994             0            0              0                0                0
David Dobbs.........................   1996        11,667(2)         0              0           30,000              350(6)
  Senior Vice-President,               1995             0            0              0                0                0
  Business Development                 1994             0            0              0                0                0
Michael R. Jorgensen................   1996       124,167(4)         0              0                0           43,575(7)
  Senior Vice-President, Chief         1995       130,000            0              0                0            5,716(6)
  Financial Officer                    1994       130,000       69,033              0                0            4,642(6)

---------------

Notes:

(1) Includes compensation received by Mr. Scoggin from April 1, 1995 through July 20, 1995 as interim Chairman, President and Chief Executive Officer. Commencing July 21, 1995, Mr. Scoggin was elected to serve as Chairman, President and Chief Executive Officer of the Company and received compensation pursuant to the terms of his employment agreement with the Company. See "Employment Agreements".
(2) Messrs. Kiel, Bezsylko, Leneweaver and Dobbs were employed or promoted by the Company commencing in September 1996, February 1996, January 1996 and September 1996, respectively.
(3) Mr. Bezsylko was hired by the Company commencing April 10, 1995.
(4) Mr. Jorgensen resigned as Senior Vice-President, Chief Financial Officer and as an employee of the Company effective August 26, 1996. Mr. Jorgensen was employed by the Company commencing in June 1993.
(5) Includes 175,000 options Mr. Scoggin received pursuant to the terms of his employment agreement with the Company and 1,000 shares of stock options received on March 31, 1995 for regular service as a director, prior to becoming Chairman, President and Chief Executive Officer. See "Employment Agreements".
(6) Represents the amount of the Company's contributions to the non-qualified Deferred Compensation Plan made on behalf of the named executive officers.
(7) Represents the amount of the Company's contributions to the non-qualified Deferred Compensation Plan of $3,575 plus $40,000 in severance compensation. See "Severance Agreements".

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     Employment Agreements. The Company has entered into an employment agreement (the "agreement") with Daniel R. Scoggin, effective July 21, 1995 and amended effective August 18, 1995 under which Mr. Scoggin has agreed to serve the Company as Chairman of the Board, President and Chief Executive Officer for a term commencing on July 21, 1995 and extending until July 20, 1998. The agreement is automatically renewable on each July 21 thereafter for an additional year, unless, not later than 90 days prior to each July 21, either party gives notice to the other to terminate the agreement.

     Under the agreement, Mr. Scoggin is entitled to compensation consisting of
(i) a base salary of $350,000 per annum, and (ii) an annual bonus commencing in the Company's 1996 fiscal year. Mr. Scoggin was granted on July 21, 1995 stock options to purchase 175,000 shares of common stock of the Company in accordance with the terms of the Company's 1992 Equity Incentive Plan. The option shall be exercisable in equal installments over a three-year period, with the first installment being exercisable on July 20, 1996. Mr. Scoggin is also entitled to receive certain benefits, including but not limited to, insurance, participation in the Company's deferred compensation plan and retirement plan, and stock option and equity incentive plans, use of a Company car or a car allowance, and payment of an annual country club membership fee. The Company may terminate the agreement at any time whether for "cause" or for "disability" (as defined in the agreement). Mr. Scoggin may terminate the agreement at any time if the Company is in breach of any of its obligations to him under the agreement; if he is not re-elected to serve as both Chairman and Chief Executive Officer or is removed from any of such positions, in each case other than for cause; if the Company assigns him duties which are inconsistent with his position or if the Company requires him to relocate more than 50 miles away from the current corporate office. In the event Mr. Scoggin's employment is terminated by him pursuant to the terms of the agreement or by the Company (other than for "cause", death or "disability"), Mr. Scoggin will be entitled to receive a lump sum payment equal to 2.99 times his highest annual base salary at any time in effect. In the event Mr. Scoggin's employment terminates because of death, disability or expiration of his agreement without renewal, he will receive his base salary through the end of the calendar month of such termination or non-renewal. For fiscal year 1996 and future years under the agreement, Mr. Scoggin shall be entitled to a bonus comprised of two components based on audited figures. The first component of the bonus ranges from 0% to 80% of Mr. Scoggin's base salary for the preceding fiscal year and is based on earnings before interest and taxes, excluding any profit or loss from the sale of restaurants or nonrecurring items ("EBIT") as part of the budget process of the Company. The second component of the bonus ranges from 0% to 20% of Mr. Scoggin's base salary for the preceding fiscal year and is based on a range of cash flow as part of the budget process of the Company. For fiscal year 1996, Mr. Scoggin did not receive a bonus. In the event Mr. Scoggin's employment terminates because of death, disability, termination without cause, or by expiration of his agreement without renewal, he will receive his bonus pro-rated based upon the number of days during the fiscal year he was employed. If his employment is terminated for cause or Mr. Scoggin resigns, he shall not receive any bonus for that year.

     The Company has entered into an employment agreement (the "employment agreement") with Stephen J. Kiel, effective September 1, 1996, under which Mr. Kiel has agreed to serve the Company as Senior Vice President, Chief Financial Officer and Treasurer for a term commencing upon September 1, 1996, which term shall automatically extend for successive one-year terms, until September 30, 1999, unless at least ninety (90) days prior to the expiration of the original or extended term, either party gives notice to terminate the employment agreement as of the end of the original or then extended term. Under the agreement, Mr. Kiel is entitled to compensation consisting of (i) a base salary of $175,000 per annum, and (ii) an annual bonus commencing in the Company's 1996 fiscal year, which, if earned in accordance with the Company's Corporate Office Incentive Plan, shall be paid within thirty (30) days of the annual audit of the Company. For fiscal 1996, Mr. Kiel is eligible to receive a pro rata share of any bonus earned to reflect the number of days worked by him in such year. For fiscal year 1996, Mr. Kiel did not receive a bonus. Pursuant to such employment agreement, for fiscal 1997 only, if the applicable Corporate Office Incentive Plan does not compensate Mr. Kiel with at least $75,000 (the "1997 guaranteed minimum bonus"), the Company agreed to pay Mr. Kiel an additional amount in order that the total bonus received by him is not less than the 1997 guaranteed minimum bonus. Mr. Kiel was granted on September 1, 1996 stock options to purchase 50,000 shares of common stock of the Company. The option shall become exercisable in equal installments over a three-year period, with the first installment being exercisable on August 29, 1997. Mr. Kiel is also entitled to receive certain benefits, including but not limited to medical and dental insurance plans, disability and life insurance plans, a Company car or a car allowance, and participation in the Company's deferred compensation plan, retirement plan and stock option and equity incentive plans.

     Severance Agreements. The Company currently has severance agreements (the "Severance Agreements") with Daniel R. Scoggin, Chairman, Chief Executive Officer and President, and Robin L. Moroz, Vice President and General Counsel. The Severance Agreements provide benefits in the event of a "change in control" of the Company as defined therein.

     Mr. Scoggin's Severance Agreement is contained within his Employment Agreement, as amended, and provides that he will receive a lump sum payment in the event that within 24 months after a change of control (i) Mr. Scoggin terminates employment with the Company for Good Reason (as defined in the Severance Agreement) within 90 days after the event which constitutes Good Reason or (ii) Mr. Scoggin's employment with the Company is terminated by the Company for any reason other than "cause", death or "disability" (such quoted words as defined in his Employment Agreement). The lump sum payment will be equal to 2.99 times Mr. Scoggin's highest annual base salary at any time in effect and the Company shall pay any bonus due Mr. Scoggin in accordance with his Employment Agreement. In addition, for a period of two years after the termination date resulting from a change of control, Mr. Scoggin will be entitled to the benefit of all employee welfare benefit plans and arrangements in which he is entitled to participate immediately prior to the change of control (including, without limitation, medical and dental insurance plans, disability and life insurance plans, and car allowance programs).

     The Severance Agreement for Ms. Moroz provides for a bonus (a "Bonus Payment") to be received within five days after the expiration of a period of 120 days after a change of control of the Company has occurred (the "Stay Period"), if (i) during the Stay Period she terminates employment for Good Reason (as defined in the Severance Agreement) or (ii) during the Stay Period her employment is terminated by the Company for any reason other than cause or
(iii) she does not voluntarily terminate her employment during the Stay Period other than for Good Reason. The Bonus Payment will be equal to one-half of the employee's highest annual base salary at any time on or after the date of the Severance Agreement. Such Severance Agreement also provides for an additional payment (a "Severance Payment") to be received, if (i) within 24 months after a change in control of the Company, the employee terminates her employment with the Company for Good Reason within 90 days after the event which constitutes Good Reason or (ii) within such 24-month period, the Company terminates her employment for any reason other than cause. The Severance Payment will be equal to two times the sum of (i) the employee's highest annual base salary at any time on or after the date of the Severance Agreement and (ii) the employee's highest targeted bonus under the Company's incentive bonus plan at any time on or after the date of the Severance Agreement. In addition, Ms. Moroz will be entitled for a period of 24 months after the date of termination of employment to the benefit of all employee welfare benefit plans and arrangements in which she is entitled to participate immediately prior to the change of control (including, without limitation, medical and dental insurance plans, disability and life insurance plans, and car allowance programs).

     Each Severance Agreement provides that all outstanding Company Options (as defined below) shall vest immediately upon a change of control.

     Michael R. Jorgensen, former Chief Financial Officer, also had a Severance Agreement identical to the Severance Agreement for Ms. Moroz. In addition, the terms of his Severance Agreement were amended in August 1995 to also include one additional year of his highest annual base salary at any time in effect, if he used his best efforts to cooperate and assist with any transaction resulting from a change of control. Michael Jorgensen's agreement became null and void when he resigned from the Company on August 26, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on options granted to the named executive officers during fiscal year 1996. No stock appreciation rights were granted in fiscal year 1996.

                                                                                                        POTENTIAL
                                                                                                    REALIZABLE VALUE
                                                                                                    AT ASSUMED RATES
                                                                                                     OF STOCK PRICE
                                                                                                    APPRECIATION FOR
                                     # OF SHARES       % OF TOTAL        EXERCISE                      OPTION TERM
                                     UNDERLYING      OPTIONS GRANTED   OR BASE PRICE   EXPIRATION   -----------------
NAME                               OPTIONS GRANTED    TO EMPLOYEES       PER SHARE        DATE      5% ($)    10% ($)
---------------------------------  ---------------   ---------------   -------------   ----------   -------   -------

Stephen J. Kiel..................       15,500(1)           4.1%          $2.50          8/29/06    $24,370   $61,758
                                        34,500(1)           9.2%          $2.50          8/29/06    $29,333   $66,547

Anthony E. Bezsylko..............        6,200(1)           1.6%          $3.1875       10/10/05    $12,429   $31,496
                                        13,800(2)           3.7%          $3.1875       10/10/01    $14,960   $33,939

A. Gerald Leneweaver.............        5,600(1)           1.5%          $2.1875       12/10/05    $ 7,704   $19,523
                                        14,400(2)           3.8%          $2.1875       12/10/01    $10,713   $24,304

David L. Dobbs...................        9,300(1)           2.5%          $2.50          8/29/06    $14,622   $37,055
                                        20,700(1)           5.5%          $2.50          8/29/06    $17,600   $39,928

Michael R. Jorgensen.............       10,850(1)           2.9%          $3.1875       10/10/05    $21,750   $55,119
                                        24,150(2)           6.4%          $3.1875       10/10/01    $26,180   $59,393

---------------

Notes:

(1) The per share option exercise price for the grant is the per share fair market value of the Common Stock on the date of grant. All options are exercisable in equal installments over a three year period and have a ten year term.
(2) The per share option exercise price for the grant is the per share fair market value of the Common Stock on the date of grant. All options are exercisable in equal installments over a three year period and have a six year term.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     The following table shows certain information as of September 29, 1996 concerning unexercised stock options held by the named executive officers that were granted under the Company's Amended and Restated 1989 Stock Option Plan and 1992 Equity Incentive Plan. The Company has not granted any SARs. None of the named executive officers exercised any stock options during fiscal 1996.

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED
                                             OPTIONS AT FISCAL YEAR          VALUE OF UNEXERCISED IN-THE-MONEY
                                                     END (#)                   OPTIONS AT FISCAL YEAR END ($)
                                           --------------------------        ---------------------------------
NAME                                       EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE (1)
-----------------------------------------  --------------------------        ---------------------------------
Daniel R. Scoggin........................        63,333/116,667                        0/0
Stephen J. Kiel..........................             0/50,000                         0/0
Anthony E. Bezsylko......................             0/20,000                         0/0
A. Gerald Leneweaver.....................             0/20,000                         0/2,500
David L. Dobbs...........................             0/30,000                         0/0
Michael R. Jorgensen.....................        47,500/35,000 (2)                     0/0

---------------

Notes:

(1) Valuation is based on fair market value of the Company's common stock on September 29, 1996 (the last day of the 1996 fiscal year) which was $2.3125 per share based upon the last reported sale price for a share on the NASDAQ National Market System on September 27, 1996.
(2) Options expired on November 24, 1996 due to resignation of employment.

                           DEFINED BENEFIT PLAN TABLE

     The following is a pension plan table showing estimated annual benefits (exclusive of Social Security benefits) payable upon normal retirement to persons in specified compensation and years of service classifications under the Company's unfunded, non-qualified retirement plan (the "Retirement Plan"), based on final average salary for various years of service, assuming the employee would retire at age 65 in 1996. Officers of the Company who hold the title of President, Senior Vice President, Vice President or General Counsel are entitled to participation in the Retirement Plan. The Company pays the full cost of the Plan.

                                YEARS OF SERVICE
FINAL AVERAGE     ---------------------------------------------
   SALARY           10          15           20           25
-------------     -------     -------     --------     --------
  $ 100,000       $20,000     $20,000     $ 35,000     $ 50,000
    120,000        24,000      24,000       42,000       60,000
    140,000        28,000      28,000       49,000       70,000
    160,000        32,000      32,000       56,000       80,000
    200,000        40,000      40,000       70,000      100,000
    250,000        50,000      50,000       87,500      125,000
    300,000        60,000      60,000      105,000      150,000
    350,000        70,000      70,000      122,500      175,000
    400,000        80,000      80,000      140,000      200,000
    450,000        90,000      90,000      157,500      225,000

     The compensation covered by the Retirement Plan is the base salary of individual participants as shown in the Summary Compensation Table. Final average salary is the highest five-year average of consecutive years' salary over an employee's career with the Company. Participants in the Retirement Plan are entitled to monthly benefit upon retirement after attaining the age of 65 equal to 50% of final average compensation, reduced by 1/2 of 1% of final average compensation for each month ( not in excess of 120 months) by which the participant's credited service with the Company is less than 300 months, less the amount of the participant's primary Social Security benefit. Early retirement benefits are also available for participants who are 55 and have completed 15 years of service. The benefit is equal to the participant's normal retirement benefit reduced for early commencement by 5/9 of 1% for each of the first 60 months plus 5/18 of 1% for each month in excess of 60 months by which the benefit commencement date precedes a participant's normal retirement date, and increased by 1/48 of 1% of the participants final average compensation times months of projected credit service over 25 years, not to exceed 120 months, less the amount of the participant's primary Social Security benefit. Projected credit service indicates that period of time which commences on the participant's date of hire and ends on the participant's normal retirement date. Benefits are payable for the life of the retiree only, and would be reduced on an actuarial basis if survivor options were chosen. In addition, benefits are subject to a 100% deduction for Social Security amounts.

     The years of service at October 1, 1996, under the Plan for the named executive officers were as follows: Mr. Scoggin, 1 year, 3 months; Mr. Kiel, 0 years, 1 month; Mr. Dobbs, 0 years, 1 month; Mr. Bezsylko, 1 year, 6 months; Mr. Leneweaver, 0 years, 9 months.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996 each of the following directors served as a member of the Compensation Committee of the Board of Directors: Messrs. Meachin (former director), Olson, Mistretta and Beaumont. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. Mr. Mistretta, who is an executive officer of U.S. Industries, Inc., is one of the directors of the Company designated by JUSI Holdings, Inc. pursuant to the terms of the 1991 Stockholder Agreement (hereinafter defined). See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three non-employee directors. The Committee is responsible for administering, reviewing and making recommendations to the Board of Directors with respect to executive compensation, which includes base salaries, annual incentives and long-term equity incentive plans as well as any executive benefits and/or perquisites. In addition, the Compensation Committee is responsible for the granting of awards and administration of the 1989 Amended and Restated Stock Option Plan and the 1992 Equity Incentive Plan (collectively, the "Plans"). The Committee ensures that executive compensation is at a level such that the Company can attract, retain, motivate and reward its executives for contributing toward the Company's short- and long-term financial and non-financial goals, and places the most emphasis on long-term incentives. By emphasizing long-term incentive compensation, the Committee creates a link between the Company's executives and the shareholders' interests.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for annual compensation in excess of one million dollars earned by the Chief Executive Officer or any of the four highest compensated officers. The deduction limit does not apply, however, to performance-based compensation that satisfies certain requirements. Although no named executives in the Company have or are expected to earn annual compensation in excess of one million dollars, the Committee will continue to monitor and review the implication of Section 162(m) with respect to the Company's executive compensation policies.

BASE SALARIES

     The Compensation Committee believes that a substantial portion of the Chief Executive Officer's and all other executives' compensation should be tied to the performance of the Company and therefore at risk. This is accomplished by a compensation plan that includes a base salary which is intentionally set at or below competitive market data, and increasing bonus opportunities through an annual incentive plan. Should the Company meet its financial goals, the executives combined base salary and bonus is intended to meet competitive market levels and if the Company exceeds those goals, total compensation will exceed competitive market levels.

     The Committee periodically reviews the base salary of the executives and makes pay increase recommendations to the Board of Directors in accordance with the above philosophy. These recommendations are predicated upon external market data, changes in the duties and responsibilities assigned to each position and/or each executive's individual performance. In making salary determinations, the Committee reviews various industry sources, including the current year's Chain Restaurant Compensation Association Survey prepared by Towers Perrin, a compensation consultant. Companies included in this survey are generally the same as those included in the Performance Graph.

     In addition, the Committee receives information and recommendations from professional consulting organizations which have conducted various compensation studies on the Chief Executive Officer and other selected senior executive positions of the Company.

     Based upon the above-mentioned information, The Board of Directors, upon the recommendation of the Committee, employed or promoted the following executive officers:

    EXECUTIVE OFFICER                  POSITION              SALARY       ACTION       DATE
    -----------------                  --------              --------    ---------    -------

    A. Gerald Leneweaver....  VP, Human Resources           $125,000     employed      1/2/96
    Anthony E. Bezsylko.....  SVP, Operations               $125,000     promoted      2/1/96
    David L. Dobbs..........  SVP, Business Development     $140,000     employed      9/3/96
    Stephen J. Kiel.........  SVP, CFO & Treasurer          $175,000     employed      9/3/96

BONUS PLAN

     The Company had in effect in fiscal 1996, the 1996 Corporate Executive Incentive Plan (the "Incentive Plan") under which the Company's Chief Executive Officer, executive officers, department directors and field operations executives were eligible to receive cash bonuses based upon the Company's Earnings before interest and taxes ("EBIT") and Cash Flow for the period from October 2, 1995 through September 29, 1996.

     The objective of the Incentive Plan was to ensure the Company met or exceeded the Board of Director's expected earnings growth rate by motivating and rewarding the Incentive Plan participants for achieving or exceeding these expectations.

     Participants in the Incentive Plan were eligible based on the following criteria:

        - Eighty percent (80%) of an executive's bonus award was to be based upon the level of EBIT, excluding gains or losses from the sale of assets, achieved by the Company; and

        - Twenty percent (20%) of the bonus award was to be based upon the level of achievement of net cash provided by operating activities minus net cash used in investing activities ("Cash Flow") for the fiscal year.

     The maximum amount of any bonus opportunity under the Incentive Plan varies from 50% to 100% of a participant's annualized base salary. The Chief Executive Officer's maximum bonus potential is 100% of his annualized base salary.

     According to the Incentive Plan, the Company had to be profitable during each of the last two quarters of the fiscal year, and the Company had to have a 1996 fiscal year loss of no more than $.10 per share for any bonus to be paid out under this Incentive Plan.

     For fiscal year 1996, the Company was not profitable during each of the last two quarters of the fiscal year and suffered a loss greater than $.10 per share. Therefore, the Incentive Plan did not pay the Chief Executive Officer or any of the other Incentive Plan participants a bonus for fiscal year 1996.

STOCK OPTION AND EQUITY INCENTIVE PLANS

     The Company has in effect two Plans, the 1989 Amended and Restated Stock Option Plan and the 1992 Equity Incentive Plan (the "Plans"), which authorize the Compensation Committee to grant: options to purchase shares of Common Stock including both Incentive Stock Options and Non-Qualified Stock Options; stock appreciation rights; performance stock units and restricted stock to qualified officers and key employees of the Company.

     The purpose of these Plans is to enable the Company to attract, retain and motivate its executives and other key employees and to enable them to participate in the long-term growth of the Company by providing for or increasing their proprietary interests in the Company and to help the Company achieve its long-range goals by aligning the interests of the Company's executives and the other key employees with its shareholders.

     The Compensation Committee determines the individuals who participate in the Plans, the price and terms upon which awards shall be made including the number of shares or units subject to each award, all subject to the terms and conditions of the Plans.

     Stock Options were awarded to the named executive officers below the Chief Executive Officer. See "OPTIONS/SAR GRANTS IN LAST FISCAL YEAR".

CHIEF EXECUTIVE OFFICER AND COMPENSATION

     There was no change in compensation for Daniel R. Scoggin, Chief Executive Officer during fiscal year 1996. Mr. Scoggin, who previously held a position on the Board of Directors with the Company, and served as interim Chairman, President and Chief Executive Officer from April 1, 1995 through July 20, 1995, became Chairman, President and Chief Executive Officer of the Company as of July 21, 1995, at an annual salary of $350,000. In addition, Mr. Scoggin is entitled to participate in the Corporate Executive Incentive Plan

(described above). As with the other eligible officers, Mr. Scoggin did not receive a bonus under the Incentive Plan for fiscal year 1996. Mr. Scoggin also participates in the Stock Option and Equity Incentive Plans. Mr. Scoggin did not receive any additional stock options during fiscal year 1996.

OTHER COMPENSATION

     The Company provides certain other benefits such as health, dental and long-term disability insurance to the Chief Executive Officer and other executive officers that are generally available to Company employees. The Chief Executive Officer along with the other key management employees who earn more than $66,000 participate in the Company's non-qualified deferred compensation plan. In addition, executive officers of the Company are eligible to receive an automobile allowance or Company leased automobile. For the fiscal year ended September 29, 1996, the amount of additional benefits to each of the named executive officers of the Company did not exceed 10% of the total annual salary and bonus for each named executive officer.

                                          Respectfully submitted,

                                          James R. Olson, Chairman
                                          John A. Mistretta
                                          Fred H. Beaumont, Jr.

                         GROUND ROUND RESTAURANTS, INC.
                   COMPARISON OF CUMULATIVE TOTAL RETURN VS.
                S&P 500 AND VALUE LINE RESTAURANT INDUSTRY GROUP

        MEASUREMENT PERIOD                                 GROUND ROUND
      (FISCAL YEAR COVERED)               S&P 500           RESTAURANT          PEER GROUP
12/31/90                                  100.00              100.00              100.00
9/28/92                                   111.29              110.87              123.31
10/4/93                                   126.78              121.74              148.19
10/3/94                                   130.33              145.65              145.19
10/2/95                                   168.41               60.87              186.99
9/29/96                                   202.05               41.30              226.05

     The graph assumes that $100 was invested on December 31, 1989 in Common Stock of the Company, the S&P 500 and the Value Line Restaurant Group. Total return assumes quarterly reinvestment of dividends and includes reinvestment of the cash equivalent of the special dividend made by the Company to all of its stockholders of record on September 11, 1991, of one share of MariFarms, Inc. for each share of Common Stock of the Company.

                                                 BASE     9/30/91   9/28/92   10/4/93   10/3/94   10/2/95
                                                PERIOD      TO        TO        TO        TO        TO
COMPANY/INDEX                                  12/31/90   9/28/92   10/4/93   10/3/94   10/2/95   9/29/96
-------------                                  --------   -------   -------   -------   -------   -------
Ground Round Restaurants, Inc................             110.87    121.74    145.65     60.87     41.30
Peer Group...................................             123.31    148.23    145.19    186.99    226.35
S&P 500......................................             111.29    126.78    130.33    168.41    202.05

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     JUSI AND THE AMENDED CREDIT AGREEMENT. The Amended Credit Agreement provided that upon delivery by JUSI, to the Company's Lenders of an aggregate of 100,000 shares of the Company's common stock, it shall no longer constitute an event of default under the Amended Credit Agreement if USI and its affiliates
(i) cease to be the legal and beneficial owners of at least 25% of the outstanding shares of capital stock of the Company, or (ii) shall fail to have two nominees serving on the Company's board of directors while USI owns 20% or more of the capital stock of the Company, and one nominee serving on the Company's board of directors so long as USI owns 10% or more but less than 20% of the outstanding capital stock of the Company (the events listed in clauses
(i) and (ii) being hereinafter referred to as the "Prohibited Actions"). On October 1, 1996, JUSI transferred 100,000 shares of common stock to the Lenders, whereupon the Prohibited Actions ceased to constitute events of default under the Amended Credit Agreement.

     1991 STOCKHOLDER AGREEMENT. Pursuant to the terms of an Agreement dated June 5, 1995, between HM Holdings, Inc., a Delaware corporation ("HM Holdings") and JUSI, HM Holdings assigned and JUSI assumed all of HM Holdings' rights and obligations under a stockholder agreement, dated as of August 1, 1991 between HM Holdings and the Company (the "1991 Stockholder Agreement").

     The 1991 Stockholder Agreement provides for certain rights and restrictions with respect to JUSI's ownership of the common stock of the Company. Under the 1991 Stockholder Agreement, the Company has agreed that, upon JUSI's request, the Company will use its best efforts to nominate and cause to be elected to the Company's Board of Directors two persons designated by JUSI as long as JUSI and its corporate affiliates beneficially own 20% or more of the outstanding shares of common stock, and one person designated by JUSI as long as JUSI and its corporate affiliates beneficially own less than 20% but more than 10% of the outstanding shares of common stock. Messrs. Mistretta and Guntner are the current nominees of JUSI serving on the Board of Directors. JUSI has the right to propose for election and/or to solicit proxies in favor of the election of any number of directors of the Company, but has advised the Company that it has no present intention to seek to have additional designees elected to the Board.

     The 1991 Stockholder Agreement provides that neither JUSI nor any of its corporate affiliates will acquire, directly or indirectly, such number of additional shares of common stock as would result in JUSI and such affiliates beneficially owning 50% or more of the outstanding shares of common stock unless, in such acquisition, JUSI and/or such affiliates offer to acquire all outstanding shares of common stock not held by them upon substantially the same terms and conditions.

     In its original form, the 1991 Stockholder Agreement provided that, except in certain limited circumstances, so long as JUSI or its affiliates own 20% or more of the outstanding shares of common stock, so long as JUSI or any such affiliates seek to sell or otherwise dispose of all or substantially all of the shares of common stock owned by it to a third party, except as may be otherwise approved by a majority of the members of the Board of Directors not designated by JUSI, JUSI or such affiliate would use its best efforts to cause such third party to offer to purchase all other outstanding shares of common stock upon substantially the same terms and conditions. The 1991 Stockholder Agreement provided that, if such third party fails to make such offer, JUSI or such affiliates would not so sell or otherwise dispose of such shares unless such third party agrees to be subject to the same limitation on its ability to sell and to the requirements applicable to JUSI with respect to the acquisition of 50% or more of the outstanding shares of common stock. In addition, in the 1991 Stockholders Agreement the Company agreed that, if at any time when JUSI or its affiliates own 25% or more of the outstanding shares of common stock, the Company shall propose to sell any shares of common stock or any warrants or rights therefor or securities convertible into or exchangeable therefor, to any person or entity other than JUSI or its affiliates, it shall give JUSI the opportunity to purchase such number of shares or other securities as will permit JUSI and its corporate affiliates to retain their percentage of the Company's voting power. All of the restrictions placed on JUSI which are set forth above in this paragraph, were eliminated in connection with the execution of the Amended 1991 Stockholders Agreement (described below).

     Pursuant to the 1991 Stockholder Agreement, the Company also agreed that, so long as JUSI owns 5% or more of the outstanding shares of common stock, upon JUSI's request, the Company will cause up to four registration statements to be filed with the Commission in order to permit JUSI or a corporate affiliate to sell all or a portion of its shares of common stock. In addition the Company agreed, if requested, to include some or all shares of common stock owned by JUSI or an affiliate in any registration statement it otherwise files (other than registration statements relating to employee stock options). The Company and JUSI also agreed to indemnify each other for certain liabilities that may arise in connection with any such registration statement. On September 30, 1996, JUSI exercised one of its demand registration rights by giving written notice to the Company to register its Shares. The Company intends to register the shares of common stock beneficially owned by JUSI, GSB Holdings and the Lenders.

     AMENDMENT OF 1991 STOCKHOLDER AGREEMENT. In connection with the execution of the Amended Credit Agreement, the Company and JUSI entered into an Amendment, dated as of September 12, 1996, to the 1991 Stockholder Agreement (the "Amended 1991 Stockholder Agreement), providing, among other things, that upon delivery by JUSI to the Lenders of the 100,000 shares of common stock of the Company described above, (x) JUSI would no longer be restricted from engaging in any of the Prohibited Actions, (y) the restrictions relating to the sale, transfer or disposal of the shares of common stock held by JUSI, and certain of its affiliates described above, would lapse, and (z) JUSI consented to the Company entering into the Lenders Registration Rights Agreement with the Lenders and agreed that the number of shares that JUSI would otherwise be entitled to sell pursuant to its demand registration rights may be reduced, in certain circumstances, if any of the Lenders exercised their "piggy-back" registration rights.

     1991 REGISTRATION RIGHTS AGREEMENT WITH GSB HOLDINGS. GSB Holdings, Inc. ("GSB Holdings") and the Company are parties to a Registration Rights Agreement, dated as of August 20, 1991 (the "GSB Registration Rights Agreement"), which allows GSB Holdings certain "piggy-back" registration rights with respect to its shares of common stock. The Company agreed, if requested, to include no less than 50,000 shares of common stock owned by GSB Holdings in any registration statement it otherwise files (other than registration statements relating to employee stock options). On November 11, 1996, GSB exercised its piggy back registration rights by delivering written notice to the Company to register its Shares. GSB Holdings agreed to observe the same lock-ups with regard to the sale of the shares of common stock owned by it as the Company agrees to, if any, in connection with such registration statement if so requested by the managing underwriter. The Company and GSB Holdings also agreed to indemnify each other for certain liabilities that may arise in connection with any such registration statement.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth to the knowledge of the Company certain information as of March 14, 1997 (unless otherwise noted) with respect to (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director of the Company, (iii) each of the named executive officers of the Company, and (iv) all executive officers and directors as a group. Substantially all of the information set forth in the following table has been furnished by the persons listed in the table. Unless otherwise indicated, each person holds sole voting and investment power with respect to shares shown opposite their name.

                                                                    AMOUNT AND NATURE OF
                                                                         BENEFICIAL        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                    OWNERSHIP(1)       OF CLASS
------------------------------------                                --------------------   --------

JUSI Holdings, Inc................................................        3,632,100(2)       32.5%
  101 Wood Avenue South
  Iselin, NJ 08830

Wellington Management Company, LLP................................          905,300(3)        8.1%
  75 State Street
  Boston, MA 02109

Dimensional Fund Advisors, Inc....................................          640,900(4)        5.7%
  1299 Ocean Ave.
  Santa Monica, CA 90401

GSB Holdings, Inc.................................................          503,300(5)        4.5%
  One Bethany Road at Rt. 35
  Building 6, Suite 94
  Hazlet, NJ 07730

Daniel R. Scoggin.................................................           61,333             *

John A. Mistretta.................................................           16,000(2)          *

Christian R. Guntner..............................................           10,000(2)          *

Joseph Schollenberger.............................................            3,000(5)(6)       *

James R. Olson....................................................            3,000             *

Fred H. Beaumont, Jr..............................................            2,000             *


                                                                   AMOUNT AND NATURE OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP(1)   OF CLASS
------------------------------------                              -----------------------   --------

Allan D. Weingarten...............................................            4,000             *

Stephen J. Kiel...................................................                0             *

Anthony E. Bezsylko...............................................            6,667             *

A. Gerald Leneweaver..............................................            6,667             *

David L. Dobbs....................................................                0             *

Michael R. Jorgensen..............................................                0             *

All executive officers and directors as a group (14 persons)......          148,731           1.3%

---------------

  * Less than 1%
(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such person.
(2) These shares are owned of record by JUSI Holdings, Inc. ("JUSI"), which is an indirect, wholly-owned subsidiary of U.S. Industries, Inc. ("USI") and USI may therefore be deemed to own beneficially the shares of common stock owned by JUSI. The address of JUSI and USI is 101 Wood Avenue South, Iselin, NJ 08830. These shares are subject to certain restrictions contained in the Amended 1991 Stockholder Agreement by and between the Company and JUSI (as assignee from HM Holdings, Inc.) Excludes 503,300 shares of common stock owned directly by GSB Holdings. See Footnote 5 below. Also excludes any other shares of common stock that may be beneficially owned by directors, executive officers and/or employees of USI and its subsidiaries, directly or through individual employee savings plan accounts. Pursuant to the Amended 1991 Stockholder Agreement, JUSI has two nominees serving on the Company's Board of Directors, John A. Mistretta and Christian R. Guntner. See "Certain Relationships and Related Transactions".
(3) Wellington Management Company, LLP, ("WMC") is an investment advisor registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of January 24, 1997 WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 905,300 shares of Company common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of January 24, 1997, WMC had voting power and dispositive power as follows:

        Sole Voting Power         =   0       Shares
        Shared Voting Power       =   163,300 Shares
        Sole Dispositive Power    =   0       Shares
        Shared Dispositive Power  =   905,300 Shares

(4) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 640,900 shares of Company common stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in series of the DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

        Sole Voting Power         =   469,850 Shares*
        Shared Voting Power       =   0
        Sole Dispositive Power    =   640,900
        Shared Dispositive Power  =   0

     * Persons who are officers of Dimensional also serve as officers of the Fund and the Trust, each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 87,950 additional shares which are owned by the Fund and 83,100 shares which are owned by the Trust (both included in Sole Dispositive Power above).
(5) GSB Holdings, Inc. ("GSB Holdings"), which is the record holder of 503,300 shares of Company common stock, is engaged principally in the business of holding investments and is a wholly-owned subsidiary of Great South Beach Improvement Co. ("GSB Improvement"), a corporation principally engaged in real estate development. The address of GSB Holdings is One Bethany Road at Route 35, Building 6, Suite 94, Hazlet, New Jersey 07730. Mr. Clarke is a director and officer of GSB Holdings and a director, officer and controlling shareholder of GSB Improvement and may, therefore, be deemed to own beneficially the shares of common stock owned by GSB Holdings. David H. Clarke, who is the Chairman of the Board and Chief Executive Officer of USI, is a director and officer of GSB Holdings and a director, officer and controlling shareholder of GSB Holdings' parent corporation, GSB Improvement. Excludes all shares beneficially owned by USI and any shares that may be beneficially owned by directors, executive officers and/or employees of USI and its subsidiaries, directly or through individual employee savings plan accounts, as to which Mr. Clarke and GSB Holdings and GSB Improvement disclaim beneficial ownership. Also excludes 3,000 shares of the Company common stock subject to options granted to Mr. Schollenberger, a director of the Company, who is a Vice President of GSB Holdings, as to which beneficial ownership is disclaimed.
(6) Excludes 503,300 shares of common stock owned directly by GSB Holdings, as to which beneficial ownership is disclaimed.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young, LLP, certified public accountants, as independent auditors to audit the accounts of the Company for the current fiscal year. The Company has been advised that representatives of Ernst & Young, the Company's independent auditors for fiscal year ended September 29, 1996, are planning to attend the Special Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership in respect of the Company's securities with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations of certain of its officers and directors, the Company believes that during fiscal year 1996 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

                                 ANNUAL REPORT

     A copy of the Company's 1996 Annual Report on Form 10-K, as amended, for the fiscal year ended September 29, 1996, including financial statements and the report of Ernst & Young thereon, accompanies this Proxy Statement. Any Shareholder who has not received a copy of the 1996 Annual Report to Shareholders and wishes to do so should contact the Company Secretary, by mail, at the address set forth on the notice of annual meeting or by telephone at
(617) 380-3100.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH SHAREHOLDER AS OF THE RECORD DATE, ON THE WRITTEN REQUEST OF THE SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE YEAR ENDED SEPTEMBER 29, 1996, INCLUDING THE FINANCIAL STATEMENTS, AS FILED WITH THE SEC. SHAREHOLDERS SHOULD DIRECT THE WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT GROUND ROUND RESTAURANTS, INC., 35 BRAINTREE HILL OFFICE PARK, P.O. BOX 9078, BRAINTREE, MASSACHUSETTS 02184-9078.

                           PROPOSALS TO SHAREHOLDERS

     Proposals to Shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 27, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the applicable requirements of the federal securities laws, including Rule 14a-8 of the Exchange Act.

                                 OTHER MATTERS

     Pursuant to a contract of insurance dated May 20, 1996 with Chubb Insurance Company, the Company maintains a $10,000,000 indemnification insurance policy covering all directors and officers of the Company and its subsidiaries. The annual premium for such insurance is $171,250. As of March 11, 1997 no payments have been made under this insurance contract.

     The Board of Directors knows of no business which will be presented for consideration at the Special Meeting other than that shown above.

     The cost of preparing, assembling and mailing this Proxy material will be borne by the Company. The Company may solicit Proxies other than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. All costs of solicitation will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                          By order of the Board of Directors

                                          Robin L. Moroz,
                                          Secretary

                                          March 18, 1997

/x/Please mark your votes as in this example.

The Board of Directors recommends a vote FOR the proposal.

<Captions>
1. Election of Directors     FOR all nominees /x/      WITHHOLD AUTHORITY to vote /x/     EXCEPTIONS /x/
                             listed below.             for all nominees listed
                                                       below.

Nominees: Daniel A. Scoggin, John A. Mistretta, Christian R. Guntner, Joseph Schollenberger, James R. Olson, Fred H. Beaumont, Jr., and Allan D. Weingarten.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.

Exceptions---------------------------------------------------------------------
                                                  Change of Address and  /x/
                                                  or Comments Mark Here

                                                  Note: Please sign exactly as
                                                  name or names appear to the
                                                  left.  When signing as
                                                  Attorney, Executor, Trustee,
                                                  Guarantor or Officer of a
                                                  corporation, please give
                                                  title as such.  For joint
                                                  accounts, all named holders
                                                  should sign.

                                                  Dated:_____________, 199____

                                                  ____________________________
                                                             Signature
                                                  ____________________________
                                                  Signature (if held jointly)

                                                  Votes MUST be indicated
                                                  (x) in Black or Blue ink.


PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE
------------------------------------------------------------------------------

                        GROUND ROUND RESTAURANTS, INC.
SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF SHAREHOLDERS - APRIL 16, 1997
              Proxy Solicited on behalf of The Board of Directors


        The undersigned shareholder hereby appoints Stephen J. Kiel and Robin L. Moroz, and each of them individually, the true and lawful proxies of the undersigned, with full power of substitution and re-substitution, to represent the undersigned and to vote all shares of common stock of GROUND ROUND RESTAURANTS, INC. (the "Company") that the undersigned is entitled to vote at the Special Meeting in Lieu of the Annual Meeting of Shareholders of the Company to be held Wednesday, April 16, 1997 at 10:00 a.m., and at any and all postponements and adjournments thereof (the "Meeting"), as indicated on the reverse side.

        The shares represented by this proxy will be voted as directed herein, but if no direction is given, this proxy will be voted FOR the election of all the nominees for Director listed on the reverse side as more fully described in the accompanying Proxy Statement.

        You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)

                                                 GROUND ROUND RESTAURANTS, INC.
                                                 P.O. BOX 11154
                                                 NEW YORK, N.Y. 10203-0154